Exhibit 99.1

Contact:	Charles L. Dunlap, CEO
Gregory J. Pound, COO
Frederick W. Boutin, CFO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES EXPANSION OF NEW BOSTCO OIL

TERMINAL CURRENTLY UNDER CONSTRUCTION ON HOUSTON SHIP CHANNEL

June 5, 2013	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced a 900,000-barrel expansion at the 185-acre Battleground Oil Specialty Terminal Company, LLC (BOSTCO) currently under construction on the Houston Ship Channel.  The approximately $54 million expansion is supported by a long-term leased storage and handling services contract with Morgan Stanley Capital Group Inc. and includes six, 150,000-barrel, ultra low sulphur diesel tanks, additional pipeline and deepwater vessel dock access, and high-speed loading at a rate of 30,000 barrels per hour.  Work on the 900,000-barrel expansion is scheduled to start in the second quarter of 2013, with commercial operations expected to begin in the fourth quarter of 2014.

A joint venture of TLP (which owns a 42.5 percent interest in the facility) and Kinder Morgan Energy Partners, L.P. (NYSE: KMP), the approximately $485 million BOSTCO oil terminal at mile marker 43 on the Houston Ship Channel is expected to begin commercial operations in the third quarter of 2013.  With the completion of this expansion the terminal will be fully subscribed for the total capacity of 7.1 million barrels and will include the construction of 57 storage tanks to handle ultra low sulphur diesel, residual fuels and other black oil terminal services. BOSTCO is currently employing more than 700 local contractors and about 75 full-time employees will be needed to operate the facility once it is completed.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations related to BOSTCO reflected in such forward-looking statements are based on reasonable assumptions, actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to, adverse changes in general economic or market conditions, construction delays or cost overruns, and competitive factors such as pricing pressures and the entry of new competitors. Additional important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in TransMontaigne Partners’ Annual Report on Form 10-K for the year ended December 31, 2012,

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

filed with the Securities and Exchange Commission on March 12, 2013. The company assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

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